Exhibit 99.3
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included as Exhibit 99.4 to this Current Report on Form 8-K.
This report includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “estimates,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to:
•	our inability to maintain compliance with debt covenant requirements, including taking the actions necessary to maintain compliance with the covenants, such as obtaining amendments to the borrowing facilities that modify the covenant requirements, which could result in higher borrowing costs;

•	reduced availability under our revolving credit facility as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;

•	the success of our growth strategy and plans regarding opening new stores and entering adjacent and new markets, including our plans to continue expanding into existing markets;

•	our ability to open and profitably operate new stores in existing, adjacent and new geographic markets;

•	our intention to update or expand existing stores;

•	our ability to introduce additional product categories;

•	our ability to obtain capital for required capital expenditures and costs related to the opening of new stores or to update, relocate or expand existing stores;

•	our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving line of credit and proceeds from securitizations, and proceeds from accessing debt or equity markets;

•	our ability to obtain additional funding for the purpose of funding the customer receivables generated by us, including limitations on our ability to obtain financing through our commercial paper-based funding sources and our ability to maintain the current credit rating issued by a recognized statistical rating organization;

•	our ability to renew or replace our revolving credit facility on or before its maturity date;

•	the cost or terms of any amended, renewed or replacement credit facilities;

•	the ability of the financial institutions to provide lending facilities to us and fund their commitments;

•	the effect of any downgrades by rating agencies on our borrowing costs;

•	the effect on our borrowing cost of changes in laws and regulations affecting the providers of debt financing;

•	the effect of rising interest rates or borrowing spreads that could increase our cost of borrowing or reduce securitization income;

•	the effect of rising interest rates or other economic conditions on mortgage borrowers that could impair our customers’ ability to make payments on outstanding credit accounts;

•	our inability to make customer financing programs available that allow consumers to purchase products at levels that can support our growth and maintain profitable operations;

•	the potential for deterioration in the delinquency status of our credit portfolio or higher than historical net charge-offs in the customer receivables portfolio could adversely impact earnings;

•	technological and market developments, growth trends and projected sales in the home appliance and consumer electronics industry, including, with respect to digital products like Blu-ray players, HDTV, LED and 3-D televisions, GPS devices, home networking devices and other new products, and our ability to capitalize on such growth;

•	the potential for price erosion or lower unit sales points that could result in declines in revenues;

•	the effect of changes in oil and gas prices that could adversely affect our customers’ shopping decisions and patterns, as well as the cost of our delivery and service operations and our cost of products, if vendors pass on their additional fuel costs through increased pricing for products;

•	the ability to attract and retain qualified personnel;

•	both the short-term and long-term impact of adverse weather conditions (e.g. hurricanes) that could result in volatility in our revenues and increased expenses and casualty losses;

•	changes in laws and regulations and/or interest, premium and commission rates allowed by regulators on our credit, credit insurance, repair service and product replacement agreements as allowed by those laws and regulations;

•	our relationships with key suppliers and their ability to provide products at competitive prices and support sales of their products through their rebate and discount programs;

•	the adequacy of our distribution and information systems and management experience to support our expansion plans;

•	the accuracy of our expectations regarding competition and our competitive advantages;

•	changes in our stock price or the number of shares we have outstanding;

•	the potential for market share erosion that could result in reduced revenues;

•	the accuracy of our expectations regarding the similarity or dissimilarity of our existing markets as compared to new markets we enter;

•	the use of third parties to complete certain of our distribution, delivery and home repair services;

•	general economic conditions in the regions in which we operate; and

•	the outcome of litigation or government investigations affecting our business.
Additional important factors that could cause our actual results to differ materially from our expectations are discussed under “Risk Factors” in our Annual Report on Form 10-K. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this report.
Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods.
Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements which we make in this report speak only as of the date of such statement, and we do not undertake, and specifically decline, any obligation to update such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

General
          We intend the following discussion and analysis to provide you with a better understanding of the financial condition and performance of our retail and credit segments for the indicated periods, including an analysis of those key factors that contributed to our financial condition and performance and that are, or are expected to be, the key drivers of our business.
          Through our 76 retail stores, we provide products and services to our customers in seven primary market areas, including Houston, San Antonio/Austin, Dallas/Fort Worth, southern Louisiana, Southeast and South Texas and Oklahoma. Products and services offered through retail sales outlets include home appliances, consumer electronics, home office equipment, lawn and garden products, mattresses, furniture, repair service agreements, customer credit programs, including installment and revolving credit account programs, and various credit insurance products. These activities are supported through our extensive service, warehouse and distribution system. Our stores bear the “Conn’s” name, after our founder’s family, and deliver the same products and services to our customers. All of our stores follow the same procedures and methods in managing their operations. Our management evaluates performance and allocates resources based on the operating results of its retail and credit segments.
          The five cornerstones of our business which represent, in our view, the five components of our business model that drive profitability are — strong merchandising systems, flexible credit options for our customers, extensive warehousing and distribution systems, service systems to support our customer’s needs during and beyond the product warranty periods, and our uniquely, well-trained employees in each area. Each of these systems combine to create a “nuts and bolts” support system for our customers needs and desires. Each of these systems is discussed at length in our Business discussion included as Exhibit 99.1 to this Current Report on Form 8-K.
          We derive the majority of our revenues from our product sales and repair service agreement commissions, which are generated by sales of third-party and company-obligor repair service agreements and product replacement policies. However, unlike many of our competitors, we provide in-house credit options for our customers’ product purchases. Additionally, we derive a portion of our revenues from the sale of credit insurance products of third-party insurers to our customers.
          In the last three years, we have financed, on average, approximately 61% of our retail sales through our credit programs. We offer our customers a choice of installment payment plans and revolving credit plans through our primary credit portfolio. We also offer an installment program through our secondary credit portfolio to a limited number of customers who do not qualify for credit under our primary credit portfolio. In addition to interest-bearing installment and revolving charge contracts, at times, we offer promotional credit programs to certain of our primary credit portfolio customers that provide for “same as cash” or deferred interest interest-free periods of varying terms, generally three, six, 12, 18, 24 and 36 months, and require monthly payments beginning in the month after the sale. In turn, we finance substantially all of our customer receivables from these credit options through our revolving credit facility and an asset-backed securitization facility. In addition to our own credit programs, we use third-party financing programs to provide a portion of the non-interest bearing financing for purchases made by our customers. As part of our asset-backed securitization facility, we have created a bankruptcy-remote variable interest entity, which we refer to as the VIE, to purchase customer receivables from us and to issue medium-term and variable funding notes secured by the customer receivables to finance its acquisition of the customer receivables. We transfer eligible customer receivables, consisting of retail installment and revolving account receivables extended to our customers, to the VIE in exchange for cash and subordinated securities. The VIE is consolidated in our financial statements. Customer receivables not sold to the VIE have been funded by our revolving credit facility.
          While our warehouse and distribution system does not directly generate revenues, other than the fees paid by our customers for delivery and installation of the products to their homes, it is our extra, “value-added” program that our existing customers have come to rely on, and our new customers are hopefully sufficiently impressed with to become repeat customers. We derive revenues from our repair services on the products we sell. Additionally, acting as an agent for unaffiliated companies, we sell credit insurance to protect our customers from credit losses due to death, disability, involuntary unemployment and damage to the products they have purchased to the extent they do not already have it.

Application of critical accounting policies
          In applying the accounting policies that we use to prepare our consolidated financial statements, we necessarily make accounting estimates that affect our reported amounts of assets, liabilities, revenues and expenses. Some of these accounting estimates require us to make assumptions about matters that are highly uncertain at the time we make the accounting estimates. We base these assumptions and the resulting estimates on authoritative pronouncements, historical information and other factors that we believe to be reasonable under the circumstances, and we evaluate these assumptions and estimates on an ongoing basis. We could reasonably use different accounting estimates, and changes in our accounting estimates could occur from period to period, with the result in each case being a material change in the financial statement presentation of our financial condition or results of operations. We refer to accounting estimates of this type as critical accounting estimates. We believe that the critical accounting estimates discussed below are among those most important to an understanding of our consolidated financial statements.
          Customer accounts receivable.
          Customer accounts receivable reported in our consolidated balance sheet include receivables transferred to our VIE and those receivables not transferred to our VIE. We include the amount of principal and accrued interest on those receivables that are expected to be collected within the next twelve months, based on contractual terms, in current assets on our consolidated balance sheet. Those amounts expected to be collected after twelve months, based on contractual terms, are included in long-term assets. Typically, a receivable is considered delinquent if a payment has not been received on the scheduled due date. Additionally, we offer reage programs to customers with past due balances that have experienced a financial hardship, if they meet the conditions of our reage policy. Reaging a customer’s account can result in updating it from a delinquent status to a current status. Generally, an account that is delinquent more than 120 days and for which no payment has been received in the past seven months will be charged-off against the allowance for doubtful accounts and interest accrued subsequent to the last payment will be reversed. We have a secured interest in the merchandise financed by these receivables and therefore have the opportunity to recover a portion of any charged-off amount.
          Interest income on customer accounts receivable.
          Interest income is accrued using the Rule of 78’s method for installment contracts and the simple interest method for revolving charge accounts, and is reflected in Finance charges and other. Typically, interest income is accrued until the contract or account is paid off or charged-off and we provide an allowance for estimated uncollectible interest. Interest income is recognized on our interest-free promotional accounts based on our historical experience related to customers who fail to satisfy the requirements of the interest-free programs. Additionally, for sales on deferred interest and “same as cash” programs that exceed one year in duration, we discount the sales to their fair value, resulting in a reduction in sales and receivables, and amortize the discount amount in to Finance charges and other over the term of the program.
          Allowance for doubtful accounts.
          We record an allowance for doubtful accounts, including estimated uncollectible interest, for our Customer accounts receivable, based on our historical net loss experience and expectations for future losses. The net charge-off data used in computing the loss rate is reduced by the amount of post-charge-off recoveries received, including cash payments, and amounts realized from the repossession of the products financed and, at times, payments received under credit insurance policies. Additionally, we separately evaluate the Primary and Secondary portfolios when estimating the allowance for doubtful accounts. The balance in the allowance for doubtful accounts and uncollectible interest for customer receivables was $26.9 million and $35.8 million, at January 31, 2009, and 2010, respectively. Additionally, as a result of our practice of reaging customer accounts, if the account is not ultimately collected, the timing and amount of the charge-off is impacted. If these accounts had been charged-off sooner the net loss rates might have been higher. Reaged customer receivable balances represented 19.6% of the total portfolio balance at January 31, 2010. If the loss rate used to calculate the allowance for doubtful accounts was increased by 10% at January 31, 2010, we would have increased our Provision for bad debts by approximately $3.6 million for fiscal 2010.

          Revenue recognition.
          Revenues from the sale of retail products are recognized at the time the customer takes possession of the product. Such revenues are recognized net of any adjustments for sales incentive offers such as discounts, coupons, rebates, or other free products or services and discounts of promotional credit sales that will extend beyond one year. We sell repair service agreements and credit insurance contracts on behalf of unrelated third parties. For contracts where the third parties are the obligors on the contract, commissions are recognized in revenues at the time of sale, and in the case of retrospective commissions, at the time that they are earned. Where we sell repair service renewal agreements in which we are deemed to be the obligor on the contract at the time of sale, revenue is recognized ratably, on a straight-line basis, over the term of the repair service agreement. These repair service agreements are renewal contracts that provide our customers protection against product repair costs arising after the expiration of the manufacturer’s warranty and the third party obligor contracts. These agreements typically have terms ranging from 12 to 36 months. These agreements are separate units of accounting and are valued based on the agreed upon retail selling price. The amount of repair service agreement revenues deferred at January 31, 2009 and 2010 were $7.2 million and $7.3 million, respectively, and are included in Deferred revenues and allowances in the accompanying consolidated balance sheets. The amounts of repair service agreement revenue recognized for the fiscal years ended January 31, 2008, 2009 and 2010 were $5.7 million, $6.5 million and $7.0 million, respectively.
          Vendor allowances.
          We receive funds from vendors for price protection, product rebates (earned upon purchase or sale of product), marketing, training and promotion programs which are recorded on the accrual basis as a reduction to the related product cost, cost of goods sold, compensation expense or advertising expense, according to the nature of the program. We accrue rebates based on the satisfaction of terms of the program and sales of qualifying products even though funds may not be received until the end of a quarter or year. If the programs are related to product purchases, the allowances, credits or payments are recorded as a reduction of product cost; if the programs are related to product sales, the allowances, credits or payments are recorded as a reduction of cost of goods sold; if the programs are directly related to promotion, marketing or compensation expense paid related to the product, the allowances, credits, or payments are recorded as a reduction of the applicable expense in the period in which the expense is incurred. We received $36.1 million, $46.2 million and $51.3 million in vendor allowances during the fiscal years ended January 31, 2008, 2009 and 2010, respectively, of which $6.6 million, $6.4 million and $5.1 million, respectively, represented advertising assistance allowances. The increase in fiscal year 2010 was due to increased use of instant rebates by vendors to drive sales. Over the past three years we have received funds from approximately 50 vendors, with the terms of the programs ranging between one month and one year.
          Accounting for leases.
          We analyze each lease, at its inception and any subsequent renewal, to determine whether it should be accounted for as an operating lease or a capital lease. Additionally, monthly lease expense for each operating lease is calculated as the average of all payments required under the minimum lease term, including rent escalations. Generally, the minimum lease term begins with the date we take possession of the property and ends on the last day of the minimum lease term, and includes all rent holidays, but excludes renewal terms that are at our option. Any tenant improvement allowances received are deferred and amortized into income as a reduction of lease expense on a straight line basis over the minimum lease term. The amortization of leasehold improvements is computed on a straight line basis over the shorter of the remaining lease term or the estimated useful life of the improvements. For transactions that qualify for treatment as a sale-leaseback, any gain or loss is deferred and amortized as rent expense on a straight-line basis over the minimum lease term. Any deferred gain would be included in Deferred gain on sale of property and any deferred loss would be included in Other assets on the consolidated balance sheets.
Year ended January 31, 2009 compared to the year ended January 31, 2010
Executive overview
          This overview is intended to provide an executive level overview of our operations for our fiscal year ended January 31, 2010. Our performance during fiscal 2010 was impacted by the slowdown in the economy and rising unemployment in our markets that occurred during the year. Following are significant financial items in management’s view:
•	Our revenues for the fiscal year ended January 31, 2010, decreased by 8.7%, or $83.9 million, from fiscal year 2009, to $875.6 million due primarily to a decline in product sales and related reduction in repair service agreement commissions. Sales declined during the year largely as a result of the slowdown in the economic conditions in our markets, reduced average selling prices for televisions and were also impacted by tighter credit underwriting standards implemented during the year to improve the credit quality of our consumer receivable portfolio. Our same store sales declined 13.8% in the fiscal year ended January 31, 2010, as compared to an increase of 2.0% for fiscal 2009, with the sharpest decline occurring in the fourth quarter, when same store sales fell 31.7%.

•	The addition of stores in our existing Dallas/Fort Worth, Houston, Southeast and South Texas markets and the opening of three stores in Oklahoma in fiscal 2009 had a positive impact on our revenues. We achieved approximately $20.3 million of increases in product sales and repair service agreement (RSA) commissions for the year ended January 31, 2010, from the opening of nine new stores in these markets since February 2008. While we have no current plans to open additional stores, we have additional sites under consideration for future development and continue to evaluate our store opening plans for future periods, provided we have adequate capital availability.

•	Deferred interest and “same as cash” plans continue to be an important part of our sales promotion plans and are utilized to provide a wide variety of financing to enable us to appeal to a broader customer base. For the fiscal year ended January 31, 2010, $130.7 million, or 19.6%, of our product sales were financed by deferred interest and “same as cash” plans. We have been able to reduce the volume of promotional credit as a percent of product sales, as compared to the prior year. For the comparable period in the prior year, product sales financed by deferred interest and “same as cash” sales were $155.8 million, or 21.0%. Our promotional credit programs (same as cash and deferred interest programs), which require monthly payments, are reserved for our highest credit quality customers, thereby reducing the overall risk in the portfolio, and are used primarily to finance sales of our highest margin products. We expect to continue to offer extended term promotional credit in the future. During the fiscal year ended January 31, 2010, we began offering promotional credit programs through third-party consumer credit programs, which financed $15.3 million of our product and repair service agreement sales during the year.

•	Finance charges and other decreased 1.1% for the fiscal year ended January 31, 2010, when compared to the same period last year, primarily due to a decline in insurance commissions and retrospective commissions on our repair service agreements, which offset a slight increase in interest income and other fees.

•	Our gross margin, defined as total revenues less cost of goods and parts sold, was 37.8% for fiscal 2010, a decrease from 38.5% in fiscal 2009, primarily as a result of:
o	reduced gross margin realized on product sales from 22.0% in the year ended January 31, 2009, to 19.9% in fiscal year 2010, which negatively impacted the total gross margin by 150 basis points. The product gross margins were negatively impacted by a highly price-competitive retail market and our successful strategy early in the fiscal year to grow market share through competitive pricing, and

o	a change in the revenue mix in the year ended January 31, 2010, such that higher gross margin finance charge and other revenues contributed a larger percentage of total revenues, partially offset by reduced revenue contribution from repair service agreement commissions, which contributed a smaller percentage of total revenues, and resulted in an increase in the total gross margin of approximately 80 basis points.
•	During the fiscal year ended January 31, 2010, Selling, general and administrative (SG&A) expense increased as a percent of revenues to 29.2% from 26.5% in the prior year period, primarily due to the litigation reserves we established to reflect our best estimate of the amount we expect will be required to settle outstanding litigation as well as the increase in expenses related to the new stores opened during the prior fiscal year and the general de-leveraging effect of the decline in same store sales.

•	During the fiscal year ended January 31, 2010, we determined, as a result of the sustained decline in our market capitalization, the increasingly challenging economic environment and its impact on our comparable store sales, credit portfolio performance and operating results, that an interim goodwill impairment test was necessary. A two-step method was utilized for determining goodwill impairment. Our valuation was performed utilizing the services of outside valuation consultants using both an income approach utilizing our discounted debt-free cash flows and comparable valuation multiples. Upon completion of the impairment test, we concluded that the carrying value of our recorded goodwill was impaired. As a result, we recorded a goodwill impairment charge of $9.6 million to write-off the carrying value of our goodwill during the three month period ended October 31, 2009.

•	The provision for bad debts increased to $36.8 million in fiscal 2010, from $28.0 million in the prior year. This increase is due to higher actual and expected net credit charge-offs on customer receivables. Actual net charge-offs increased approximately $6.6 million, or 29.4%, in fiscal 2010, compared to fiscal 2009. As a result of the recent credit portfolio performance and expectations about future net charge-offs, the bad debt and uncollectible interest reserves for customer receivables were increased, as a percent of the customer receivable balance, to 5.0% at January 31, 2010, from 3.6% at January 31, 2009.

•	Net interest expense decreased in fiscal 2010, due primarily to reduced outstanding debt balances.

•	The provision for income taxes was negatively impacted by the effect of the taxes for the state of Texas, which are based on gross margin, instead of income before taxes.
Operational changes and outlook
          We have implemented, continued to focus on, or modified operating initiatives that we believe will positively impact future results, including:
•	Increased emphasis on sales of furniture and mattresses by enhancing our product offerings and displays;

•	Increased emphasis on improving gross margin; and

•	Adjusted credit underwriting guidelines to improve the credit quality and profitability of our in-house credit programs.
          During the year, we opened one new store in the Houston market and one in the Dallas/Fort Worth market and closed two of our clearance centers, one in the Houston market and one in the San Antonio market. We have additional areas under consideration for future store locations and continue to evaluate our store opening plans for future periods, provided we have adequate capital availability.
          In order to improve the credit quality of our credit portfolio and reduce the amount of capital used in our credit operations, we reduced the amount of credit granted as a percentage of sales during the past fiscal year. Additionally, as a result of these changes, we have seen the mix between the primary and secondary customer receivables portfolios shift to a greater proportion of the customer receivables being in the higher quality primary portfolio.
          While we benefited from our operations being concentrated in the Texas, Louisiana and Oklahoma region in the earlier months of 2009, recent weakness in the national and state economies, including instability in the financial markets, declining consumer confidence and the volatility of oil prices, have and will present significant challenges to our operations in the coming quarters. Specifically, future sales volumes, gross profit margins and credit portfolio performance could be negatively impacted, and thus impact our overall profitability. Additionally, declines in our future operating performance could impact compliance with our credit facility covenants, which we recently renegotiated to avoid potentially triggering the default provisions of our credit facilities. As a result, while we will strive to maintain our market share, improve credit portfolio performance and reduce expenses, we will also work to maintain our access to the liquidity necessary to maintain our operations through these challenging times.

Results of operations
          The following table sets forth certain statement of operations information as a percentage of total revenues for the periods indicated.

	Year Ended January 31,
	2008	2009	2010

Revenues:
Product sales	77.2%	77.5%	76.2%
Repair service agreement commissions (net)	4.2	4.2	3.8
Service revenues	2.6	2.2	2.5

Total net sales	84.0	83.9	82.5

Finance charges and other	16.0	16.1	17.5

Total revenues	100.0	100.0	100.0

Cost and expenses:
Cost of goods sold, including warehousing and occupancy costs	58.4	60.5	61.0
Cost of parts sold, including warehousing and occupancy costs	1.0	1.0	1.2
Selling, general and administrative expense	28.2	26.5	29.2
Goodwill impairment	0.0	0.0	1.1
Provision for bad debts	2.2	2.9	4.2

Total costs and expenses	89.8	90.9	96.7

Operating income	10.2	9.1	3.3
Interest expense	2.9	2.5	2.4
Other (income) expense	(0.1)	0.0	0.0

Earnings before income taxes	7.4	6.6	0.9
Provision for income taxes	2.6	2.4	0.5

Net income	4.8%	4.2%	0.4%

Analysis of consolidated statements of operations
          The presentation of our gross margins may not be comparable to other retailers since we include the cost of our in-home delivery service as part of selling, general and administrative expense. Similarly, we include the cost of merchandising our products, including amounts related to purchasing the product in selling, general and administrative expense. It is our understanding that other retailers may include such costs as part of cost of goods sold.
          The following table presents certain operations information, on a consolidated and segment basis, in dollars and percentage changes from year to year:
Total Consolidated:

				2009 vs. 2008		2010 vs. 2009
	Year Ended January 31,			Incr/(Decr)		Incr/(Decr)
(in thousands except percentages)	2008	2009	2010	Amount	Pct	Amount	Pct
Revenues
Product sales	$671,571	$743,729	$667,401	$72,158	10.7%	$(76,328)	(10.3)%
Repair service agreement commissions (net)	36,424	40,199	33,272	3,775	10.4	(6,927)	(17.2)
Service revenues	22,997	21,121	22,115	(1,876)	(8.2)	994	4.7

Total net sales	730,992	805,049	722,788	74,057	10.1	(82,261)	(10.2)
Finance charges and other	139,538	154,492	152,797	14,954	10.7	(1,695)	(1.1)

Total revenues	870,530	959,541	875,585	89,011	10.2	(83,956)	(8.7)
Cost and expenses
Cost of goods and parts sold	517,166	590,061	544,700	72,895	14.1	(45,361)	(7.7)

Gross Profit	353,364	369,480	330,885	16,116	4.6	(38,595)	(10.4)
Gross Margin	40.6%	38.5%	37.8%
Selling, general and administrative expense	233,633	241,631	241,930	7,998	3.4	299	0.1
Depreciation and amortization	12,128	12,541	14,012	413	3.4	1,471	11.7
Goodwill impairment	—	—	9,617	—	N/A	9,617	N/A

				2009 vs. 2008		2010 vs. 2009
	Year Ended January 31,			Incr/(Decr)		Incr/(Decr)
(in thousands except percentages)	2008	2009	2010	Amount	Pct	Amount	Pct
Provision for bad debts	19,465	27,952	36,843	8,487	43.6	8,891	31.8

Operating income	88,138	87,356	28,483	(782)	(0.9)	(58,873)	(67.4)
Operating Margin	10.1%	9.1%	3.3%
Interest expense	24,839	23,597	20,571	(1,242)	(5.0)	(3,026)	(12.8)
Other (income) expense	(943)	117	(123)	1,060	(112.4)	(240)	(205.1)

Pretax Income	64,242	63,642	8,035	(600)	(0.9)	(55,607)	(87.4)
Provision for income taxes	22,575	23,624	4,111	1,049	4.6	(19,513)	(82.6)

Net Income	$41,667	$40,018	$3,924	$(1,649)	(4.0)%	$(36,094)	(90.2)%

          Retail Segment:

				2009 vs. 2008		2010 vs. 2009
	Year Ended January 31,			Incr/(Decr)		Incr/(Decr)
(in thousands except percentages)	2008	2009	2010	Amount	Pct	Amount	Pct
Revenues
Product sales	$671,571	$743,729	$667,401	$72,158	10.7%	$(76,328)	(10.3)%
Repair service agreement commissions (net) (a)	44,735	50,778	44,119	6,043	13.5	(6,659)	(13.1)
Service revenues	22,997	21,121	22,115	(1,876)	(8.2)	994	4.7

Total net sales	739,303	815,628	733,635	76,325	10.3	(81,993	(10.1)

Finance charges and other	950	2,161	532	1,211	127.5	(1,629)	(75.4)

Total revenues	740,253	817,789	734,167	77,536	10.5	(83,622)	(10.2)
Cost and expenses
Cost of goods and parts sold	517,166	590,061	544,700	72,895	14.1	(45,361)	(7.7)

Gross Profit	223,087	227,728	189,467	4,641	2.1	(38,261)	(16.8)
Gross Margin	30.1%	27.8%	25.8%
Selling, general and administrative expense (b)	179,354	182,703	180,911	3,349	1.9	(1,792)	(1.0)
Depreciation and amortization	11,331	11,218	12,288	(113)	(1.0)	(1,070	9.5
Provision for bad debts	190	160	97	(30)	(15.8)	(63)	(39.4)

Operating income (loss)	32,212	33,647	(3,829)	1,435	4.5	(37,476)	(111.4)
Operating Margin	4.4%	4.1%	(0.5)%
Other (income) expense	(943)	117	(123)	1,060	(112.4)	(240)	(205.1)

Segment income (loss) before income taxes	$33,155	$33,530	$(3,706)	$375	1.1%	$(37,236)	111.1%

     Credit Segment:

				2009 vs. 2008		2010 vs. 2009
	Year Ended January 31,			Incr/(Decr)		Incr/(Decr)
(in thousands except percentages)	2008	2009	2010	Amount	Pct	Amount	Pct
Revenues
Repair service agreement commissions (net) (a)	$(8,311)	$(10,579)	$(10,847)	$(2,268)	(27.3)%	$(268)	(2.5)%

Total net sales	(8,311)	(10,579)	(10,847)	(2,268)	(27.3)	(268)	(2.5)

Finance charges and other	138,588	152,331	152,265	13,743	9.9	(66)	(0.0)

Total revenues	130,277	141,752	141,418	11,475	8.8	(334)	(0.2)

Cost and expenses
Selling, general and administrative expense (b)	54,279	58,928	61,019	4,649	8.6	2,091	3.5
Depreciation and amortization	797	1,323	1,724	526	66.0	401	30.3
Goodwill impairment	—	—	9,617	—	N/A	9,617	N/A

				2009 vs. 2008		2010 vs. 2009
	Year Ended January 31,			Incr/(Decr)		Incr/(Decr)
(in thousands except percentages)	2008	2009	2010	Amount	Pct	Amount	Pct
Provision for bad debts	19,275	27,792	36,746	8,517	44.2	8,954	32.2

Operating income	55,926	53,709	32,312	(2,217)	(4.0)	(21,397)	(39.8)
Operating Margin	42.9%	37.9%	22.8%
Interest expense	24,839	23,597	20,571	(1,242)	(5.0)	(3,026)	(12.8)

Segment income before income taxes	$31,087	$30,112	$11,741	$(975)	(3.1)%	$(18,371)	(61.0)%

(a)	—Retail repair service agreement commissions exclude repair service agreement cancellations that are the result of consumer credit account charge-offs. These amounts are reflected in repair service agreement commissions for the credit segment.

(b)	—Selling, general and administrative expenses include the direct expenses of the retail and credit operations, allocated overhead expenses and a charge to the credit segment to reimburse the retail segment for expenses it incurs related to occupancy, personnel, advertising and other direct costs of the retail segment which benefit the credit operations by sourcing credit customers and collecting payments. The reimbursement received by the retail segment from the credit segment is estimated using an annual rate of 2.5% times the average portfolio balance for each applicable period. The amount of overhead allocated to each segment was approximately $7.4 million, $9.6 million and $9.1 million for the fiscal years ended January 31, 2010, 2009 and 2008, respectively. The amount of reimbursement made to the retail segment by the credit segment was approximately $18.6 million, $17.4 million and $15.2 million for the fiscal years ended January 31, 2010, 2009 and 2008, respectively.
Year ended January 31, 2010 compared to the year ended January 31, 2009.
Refer to the above Analysis of consolidated statements of operations while reading the operations review on a year-by-year basis.

	Year ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%

Net sales	$722.8	$805.1	(82.3)	(10.2)
Finance charges and other	152.8	154.4	(1.6)	(1.0)

Total Revenues	$875.6	$959.5	(83.9)	(8.7)

          The $82.3 million decrease in net sales was made up of the following:
•	a $104.5 million decrease resulted from a same store sales decrease of 13.8%,

•	a $20.2 million increase generated by nine retail locations that were not open for twelve consecutive months in each period,

•	a $1.0 million increase resulted from a decrease in discounts on promotional credit sales, and

•	a $1.0 million increase resulted from an increase in service revenues.
     The components of the $82.3 million decrease in net sales were a $76.3 million decrease in product sales and a $5.9 million net decrease in repair service agreement commissions and service revenues. The $76.3 million decrease in product sales resulted from the following:
•	approximately $40.2 million decrease attributable to an overall decrease in the average unit price. The decrease was due primarily to declines in the average unit price in consumer electronics, furniture, bedding and track, partially offset by an increase in the average unit price for appliances. Consumer electronics, driven primarily by televisions, saw the largest decline with a 26.0% drop in the average unit price, and

•	approximately $36.1 million was attributable to decreases in unit sales, due primarily to reduced sales in appliances and track unit sales, partially offset by increases in consumer electronics (especially flat-panel televisions), furniture and bedding sales.

          The $5.9 million decrease in repair service agreement commissions and service revenues consisted of:
•	a $6.6 million decrease in the repair service agreement commissions of the retail segment due primarily to the decline in product sales and due to reduced emphasis on this product as a result of our monitoring of the program offered to consumers and the training of our sales associates, in response to the Texas Attorney General’s litigation;

•	a $0.3 million decrease in the repair service agreement commissions of the credit segment due to the higher level of charge-offs experienced; and

•	$1.0 million increase in the service revenues of the retail segment due primarily to increased parts sales.
          The following table presents the makeup of net sales by product category in each period, including repair service agreement commissions and service revenues, expressed both in dollar amounts and as a percent of total net sales. Classification of sales has been adjusted from previous filings to ensure comparability between the categories.

	Year Ended January 31,
	2009		2010		Percentage
Category (dollars in thousands)	Amount	Percentage	Amount	Percentage	change
Consumer electronics	$305,056	37.9%	$262,751	36.4%	(13.9	)%(1)
Home appliances	221,474	27.5	208,470	28.8	(5.9	) (2)
Track	109,799	13.6	97,463	13.5	(11.2	) (3)
Furniture and mattresses	68,869	8.6	68,208	9.4	(1.0	) (4)
Other	38,531	4.8	30,509	4.2	(20.8	) (5)

Total product sales	743,729	92.4	667,401	92.3	(10.3)
Repair service agreement commissions (net)	40,199	5.0	33,272	4.6	(17.2	) (6)
Service revenues	21,121	2.6	22,115	3.1	4.7	(7)

Total net sales	$805,049	100.0%	$722,788	100.0%	(10.2)%

(1)	This decrease is due to a 26.0% decline in average selling prices on flat-panel televisions, partially offset by an increase in total units sold (increased LCD and plasma unit sales were partially offset by a decline in projection television unit sales).

(2)	The home appliance category declined as lower unit sales across the category were partially offset by higher average selling prices, as the appliance market in general showed continued weakness.

(3)	The decrease in track sales (consisting largely of computers, computer peripherals, video game equipment, portable electronics and small appliances) is driven primarily by reduced video game equipment, computer monitor, printer, GPS device, camera, camcorder and audio equipment sales. Sales from netbooks and desktop and laptop computers were essentially flat as lower average selling prices offset a 24.4% increase in unit sales of these products.

(4)	This decrease is due to the slower economic conditions in our markets in the last half of the fiscal year ended January 31, 2010.

(5)	Other category includes lawn and garden, delivery and other miscellaneous items. This category declined primarily due to reduced generator sales as we benefited from an increase in sales of generators in the areas affected by the hurricanes in the prior fiscal year that impacted certain of our markets. Additionally, lower lawn and garden sales due to the drought conditions experienced in many of our markets impacted sales in this category. The decline was also impacted by a reduction in the total number of deliveries due largely to the overall decline in sales.

(6)	The repair service agreement commissions decreased due to reduced emphasis on this product as a result of our monitoring of the program offered to consumers and the training of our sales associates, in response to the Texas Attorney General’s litigation. We expect sales in this area to trend towards our historical performance levels over time due to the enhancements made as a result of the review.

(7)	This increase was driven by an increase in the cost of parts used to repair higher-priced technology (flat-panel televisions, etc.).

	Year ended January 31,		Change
(Dollars in Thousands)	2010	2009	$	%

Interest income and fees	$135,828	$132,270	3,558	2.7
Insurance commissions	16,437	20,061	(3,624)	(18.1)
Other income	532	2,161	(1,629)	(75.4)
Finance charges and other	$152,797	$154,492	(1,695)	(1.1)

Note:	Interest income and fees and insurance commissions are included in Finance charges and other for the credit segment, while Other income is included in Finance charges and other for the retail segment.
          The increase in Interest income and fees of the credit segment resulted primarily from a 6.8% increase in the average balance of customer accounts receivable outstanding for fiscal year 2010, partially offset by a decline in the average interest income and fee yield from 19.0% for the fiscal year ended January 31, 2009 to 18.3% for the fiscal year ended January 31, 2010. The interest income and fee yield dropped as a result of the higher level of charge-offs experienced during the fiscal 2010 period.
          Insurance commissions of the credit segment have declined due to lower front-end commissions as a result of the decline in sales, lower retrospective commissions, which were negatively impacted by higher claims filings due to Hurricanes Gustav and Ike, and lower interest earnings on funds held by the insurance company for the payment of claims.
          Other income of the retail segment declined primarily due to lower retrospective commissions on our repair service agreements which were negatively impacted by higher repair and exchange claims experience.
          The following table provides key portfolio performance information for the year ended January 31, 2010 and 2009:

	Year Ended January 31,
	2010	2009
	(Dollars in thousands)
Interest income and fees (a)	$135,828	$132,270
Net charge-offs (b)	(28,942)	(22,362)
Borrowing costs (c)	(20,666)	(24,072)

Net portfolio yield	$86,220	85,836

Average portfolio balance	$743,756	$696,202
Portfolio yield %	18.3%	19.0%
Net charge-off %	3.9%	3.2%

(a)	Included in Finance charges and other.

(b)	Included in Provision for bad debts.

(c)	Included in Interest expense.

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%

Cost of goods sold	$534.3	$580.4	(46.1)	(7.9)
Product gross margin percentage	19.9%	22.0%		(2.1)%
          The product gross margin percentage decreased from the 2009 period to the 2010 period due to a highly competitive retail environment driven by increased competition for market share.

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%

Cost of service parts sold	$10.4	$9.6	0.8	8.3
As a percent of service revenues	47.1%	45.5%		1.6%
          This increase was due primarily to a 15.9% increase in parts sales. Parts sales also increased as a percentage of service revenues from 35.5% in the 2009 period to 39.3% in the 2010 period.

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%

Selling, general and administrative expense — Retail	$193.2	$193.9	(0.7)	(0.4)
Selling, general and administrative expense — Credit	62.7	60.3	2.4	4.0
Selling, general and administrative expense — Total	$255.9	$254.2	1.7	0.7
As a percent of total revenues	29.2%	26.5%		2.7%
          The increase in SG&A expense was largely attributable to a $4.9 million increase in our litigation reserves to reflect the amount that was required to settle the outstanding Texas Attorney General litigation, the addition of new stores since February 1, 2008, and related increases in employee and employee-related expenses, partially offset by $1.3 million of expenses, net of insurance proceeds, incurred related to the hurricanes in the prior year, and lower advertising, postage, utilities, telephone and fuel expenses in the fiscal year ended January 31, 2010. Additionally, as a result of the decreased product sales volume in the current year, sales compensation as a percentage of revenues increased as reduced commissions were more than offset by minimum wage payment requirements. SG&A expense increased as a percent of revenues due to the general de-leveraging effect of the decline in same store sales.
          Significant SG&A expense increases and decreases related to specific business segments included the following:
     Retail Segment
          The following are the significant factors affecting the retail segment:
•	There was an increase in litigation reserves of $4.9 million for the settlement of the Texas Attorney General litigation.

•	Net advertising expense decreased by approximately $4.3 million from the 2009 period.

•	Total compensation costs and related expenses decreased approximately $3.1 million from the 2009 period, primarily due to the reduced sales volume.

•	Total occupancy expenses increased approximately $1.8 million, primarily as a result of the stores opened during fiscal 2009 and fiscal 2010.

•	Bank and credit card fees increased by approximately $1.5 million from the 2009 period, primarily due to the use of the third-party finance providers for certain of our interest-free programs.

•	The reimbursement received from the credit segment increased approximately $1.2 million due to the growth in the credit portfolio.
     Credit Segment
          The following are the significant factors affecting the credit segment:
•	Total compensation costs and related expenses increased approximately $2.4 million from the 2009 period as staffing was increased to address increased levels of delinquencies in the challenging economic environment.

•	The reimbursement of SG&A expenses to the retail segment increased approximately $1.2 million due to growth in the credit portfolio.

•	Amortization expense increased approximately $0.4 million from the 2009 period due to entering into our $210 million revolving credit facility in August of fiscal 2009.
•	Corporate overhead expenses allocated decreased approximately $2.2 million, primarily due to the reduction of expenses related to the hurricanes which occurred in the prior year and a reduced bonus payout.

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%
Goodwill impairment	$9.6	$—	9.6	N/A
          During the three months ended October 31, 2009, we determined, as a result of the sustained decline in our market capitalization and the current challenging economic environment and its impact on our comparable store sales, credit portfolio performance and operating results, that an interim goodwill impairment test was necessary. We concluded from our analysis that our goodwill was impaired and recorded a $9.6 million charge to write-off the carrying amount of our goodwill. Since our goodwill was attributable to our acquisition of credit insurance operations and a portion of the credit portfolio, the impairment charge is reflected in our credit segment.

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%
Provision for bad debts	$36.8	$28.0	$8.8	31.4
As a percent of total revenues	4.2	2.9%		1.3%
          The provision for bad debts is primarily related to our credit segment, with approximately $0.1 million and $0.2 million for the fiscal years ended January 31, 2010 and 2009, respectively, included in the results of operations for the retail segment.
          The provision for bad debts on Other receivables and Customer receivables increased primarily as a result of the increase in actual and expected net credit charge-offs on customer receivables. Actual net charge-offs increased approximately $6.6 million, or 29.4%, in fiscal 2010, compared to fiscal 2009. As a result of credit portfolio performance and expectations about future net charge-offs, the bad debt and uncollectible interest reserves for receivables were increased, as a percent of the customer receivable balance, to 5.0% at January 31, 2010, from 3.6% at January 31, 2009. See “Business — Finance operations — Credit quality.”

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%
Interest expense, net	$20.6	$23.6	(3.0)	(12.7)
          All of our interest expense, net, is included in the results of operations for the credit segment.
          The decrease in net interest expense was driven by a decrease in outstanding debt balances during the year ended January 31, 2010, as compared to the prior fiscal year.

	Year Ended January 31,		Change
(Dollars in Millions)	2010	2009	$	%
Provision for income taxes	$4.1	$23.6	(19.5)	(82.6)
As a percent of income before income taxes	51.2%	37.1%		14.0%
          The effective tax rate was higher during the 2010 period because taxes for the State of Texas are based on gross margin and are not affected by changes in income before income taxes.

Year ended January 31, 2008 compared to the year ended January 31, 2009

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Net sales	$805.1	$731.0	$74.1	10.1
Finance charges and other	154.4	139.5	14.9	10.7
Revenues	$959.5	$870.5	$89.0	10.2
          The $74.1 million increase in net sales was made up of the following:
•	a $13.9 million increase resulted from a same store sales increase of 2.0%,
•	a $60.6 million increase generated by 14 retail locations that were not open for twelve consecutive months in both periods,
•	a $1.5 million increase resulted from a decrease in discounts on promotional credit sales, and
•	a $1.9 million decrease resulted from a decrease in service revenues.
          The components of the $74.1 million increase in net sales were a $72.2 million increase in product sales and a $1.9 million net increase in repair service agreement commissions and service revenues. The $72.2 million increase in product sales resulted from the following:
•	approximately $42.3 million increase attributable to an overall increase in the average unit price. The increase was due primarily to a change in the mix of product sales, driven by an increase in the consumer electronics category, which has the highest average price point of any category, as a percentage of total product sales. Additionally, there were category price point increases as a result of a shift to higher-priced high-efficiency laundry items and increases in price points on furniture and mattresses, partially offset by a decline in the average price points on lawn and garden, and
•	approximately $29.9 million was attributable to increases in unit sales, due primarily to increased consumer electronics (especially flat-panel televisions), track and lawn and garden sales, partially offset by a decline in appliance sales. The increase in unit sales reflects the incremental net sales generated by our 14 opened retail locations offset by a unit decline in other retail locations.
          The $1.9 million increase in repair service agreement commissions and service revenues consisted of:
•	a $6.1 million increase in the repair service agreement commissions of the retail segment due primarily to the increase in product sales;
•	a $2.3 million decrease in the repair service agreement commissions of the credit segment due to the higher level of charge-offs experienced; and
•	a $1.9 million decrease in the service revenues of the retail segment due primarily to lower service labor revenues.

          The following table presents the makeup of net sales by product category in each period, including repair service agreement commissions and service revenues, expressed both in dollar amounts and as a percent of total net sales. Classification of sales has been adjusted from previous filings to ensure comparability between the categories.

	Year Ended January 31,
	2009		2008		Percentage
Category (Dollars in Thousands)	Amount	Percentage	Amount	Percentage	Change
Consumer electronics	$305,056	37.9%	$244,872	33.5%	24.6	%(1)
Home appliances	221,474	27.5	223,877	30.6	(1.1	) (2)
Track	109,799	13.6	101,289	13.9	8.4	(3)
Furniture and mattresses	68,869	8.6	62,797	8.6	9.7	(4)
Other	38,531	4.8	38,736	5.3	(0.1)

Total product sales	743,729	92.4	671,571	91.9	10.7
Repair service agreement commissions (net)	40,199	5.0	36,424	5.0	10.4	(5)
Service revenues	21,121	2.6	22,997	3.1	(8.2	) (6)

Total net sales	$805,049	100%	$730,992	100%	10.1%

(1)	This increase is due to continued consumer interest in LCD televisions, which offset declines in projection and plasma televisions.

(2)	The home appliance category declined as increased laundry and air conditioning sales were offset by lower refrigeration and cooking sales, as the appliance market in general showed continued weakness.

(3)	The increase in track sales (consisting largely of computers, computer peripherals, video game equipment, portable electronics and small appliances) is driven primarily by increased video game equipment, Blu-ray player, laptop computer and GPS device sales, partially offset by declines in camcorder, camera, MP3 player and desktop computer sales.

(4)	This increase is due to store expansion and a change in our furniture and mattresses merchandising driven by the multi-vendor strategy implemented during the prior year.

(5)	This increase is due to the increase in product sales.

(6)	This decrease is driven by a decrease in the number of warranty service calls performed by our technicians.

	Year Ended January 31,		Change
(Dollars in Thousands)	2009	2008	$	%
Interest income and fees	$132,270	$117,186	$15,084	12.9
Insurance commissions	20,061	21,402	(1,341)	(6.3)
Other income	2,161	950	1,211	127.5

Finance charges and other	$154,492	139,538	$14,954	10.7

Note: Interest income and fees and insurance commissions are included in the Finance charges and other for the credit segment, while Other income is included in Finance charges and other for the retail segment.
          The increase in Interest income and fees of the credit segment resulted primarily from a 14.8% increase in the average balance of customer accounts receivable outstanding for fiscal year 2009 as compared to 2008.
          Insurance commissions of the credit segment have declined due to lower retrospective commissions, which were negatively impacted by higher claims filings due to Hurricanes Gustav and Ike, and lower interest earnings on funds held by the insurance company for the payment of claims.
          Other income of the retail segment increased primarily due to increased retrospective commissions in our repair service agreement program.

          The following table provides key portfolio performance information for the year ended January 31, 2009 and 2008:

	Year Ended January 31,
	2009	2008
	(Dollars in thousands)
Interest income and fees (a)	$132,270	$117,186
Net charge-offs (b)	(22,362)	(17,418)
Borrowing costs (c)	(24,072)	(25,853)

Net portfolio yield	$85,836	$73,915

Average portfolio balance	$696,202	$606,631
Portfolio yield %	19.0%	19.3%
Net charge-off %	3.2%	2.9%

(a)	Included in Finance charges and other.

(b)	Included in Provision for bad debts.

(c)	Included in Interest expense.

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Cost of goods sold	$580.4	$508.8	71.6	14.1
Product gross margin percentage	22.0%	24.2%		(2.2)%
          The product gross margin percentage decreased from the 2008 period to the 2009 period due to pricing pressures in retailing in general, and specifically in consumer electronics and appliances.

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Cost of service parts sold	$9.6	$8.4	1.2	14.3
As a percentage of service revenues	45.5%	36.5%		9.0%
          This increase was due primarily to a 22.8% increase in parts sales, which grew faster than labor sales.

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Selling, general and administrative expense — Retail	$193.9	$190.7	3.3	0.2
Selling, general and administrative expense — Credit	60.3	55.1	5.1	9.3
Selling, general and administrative expense — Total	$254.2	$245.8	8.4	3.4
As a percentage of total revenues	26.5%	28.2%		(1.7)%
          The increase in SG&A expense was largely attributable to the addition of new stores and expenses of approximately $1.4 million, net of estimated insurance proceeds, that we incurred related to the two hurricanes that occurred during the year. The improvement in our SG&A expense as a percent of revenues was largely driven by lower compensation costs in absolute dollars and as a percent of revenues as compared to the prior year, as well as reduced advertising expense as a percent of revenues. Additionally, reductions in certain store operating expenses, including repairs and maintenance and janitorial services contributed to the improvement. Partially offsetting these improvements were increases in utility, credit data processing and stock-based compensation expenses.
          Significant SG&A expense increases and decreases related to specific business segments included the following:

Retail Segment
          The following are the significant factors affecting the retail segment:
•	Total occupancy expenses increased approximately $2.6 million primarily due to the opening of new stores.
•	There was an increase of approximately $0.7 million, net of estimated insurance proceeds, incurred related to the two hurricanes that occurred during the fiscal 2009 period.
•	Contract delivery and installation costs increased approximately $2.2 million from the 2008 period primarily driven by increased use of third-parties to provide the service and increased product sales.
•	Net advertising expense increased by approximately $0.8 million, but declined as a percent of revenues.
•	Total compensation costs and related expenses decreased approximately $1.8 million from the fiscal 2008 period.
•	The reimbursement received from the credit segment increased approximately $2.2 million due to the growth in the credit portfolio.
Credit Segment
          The following are the significant factors affecting the credit segment:
•	The reimbursement of SG&A expenses to the retail segment increased approximately $2.2 million due to growth in the credit portfolio.
•	Credit data processing expense increased approximately $1.2 million from the 2008 period, primarily due to the use of a new virtual messaging service beginning in fiscal 2009 and growth in the credit portfolio.
•	Forms printing and related postage expense increased approximately $0.8 million from the 2008 period, primarily due to increased collection activity driven by the increase in portfolio balance.
•	Amortization expense increased approximately $0.5 million from the 2008 period due to costs associated with the addition of our asset-based revolving credit facility.
•	Professional fees and legal expenses increased approximately $0.4 million from the 2008 period.

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Provision for bad debts-	$28.0	$19.5	8.5	43.6
As a percentage of total revenues	2.9%	2.2%		0.7%
          The provision for bad debts is primarily related to our credit segment, with approximately $0.2 million and $0.2 million for the fiscal years ended January 31, 2009 and 2008, respectively, included in the results of operations for the retail segment.
          The provision for bad debts on Other receivables and Customer receivables increased primarily as a result of the growth in the customer receivables portfolio and an increase in actual and expected net charge-offs. Actual net charge-offs of Customer receivables increased approximately $4.9 million in fiscal 2009, as compared to fiscal 2008. The allowance for bad debts increased approximately $3.8 million as a result of the growth in the customer receivables portfolio and our expectations about credit portfolio performance. See the notes to the financial statements for information regarding the performance of the credit portfolio.

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Interest expense, net	$23.6	$24.8	(1.2)	(4.8)
          All of our interest expense, net, is included in the results of operations for the credit segment, as all of our interest expense is attributable to debt incurred to finance customer receivables.

          The decrease in net interest expense was a result of lower interest rates incurred on the debt outstanding, partially offset by higher average balances being outstanding during the 2009 fiscal period.

	Year Ended January 31,		Change
(Dollars in Thousands)	2009	2008	$	%
Other (income) expense, net	$117	$(943)	1,060	(112.4)
          We realized gains on sales of property in the year ended January 31, 2008. Additionally, during the year ended January 31, 2008, there were approximately $1.2 million of gains realized, but not recognized, on transactions qualifying for sale-leaseback accounting that were deferred and are being amortized as a reduction of rent expense on a straight-line basis over the minimum lease terms.

	Year Ended January 31,		Change
(Dollars in Millions)	2009	2008	$	%
Provision for income taxes	$23.6	$22.6	1.0	4.4
As a percent of income before income taxes	37.1%	35.1	%	2.1%
          The effective tax rate was higher during the 2009 period because taxes for the State of Texas are based on gross margin and are not affected by changes in income before income taxes. The fiscal 2008 effective tax rate was reduced by the reversal of previously accrued Texas margin tax as a result of a legal entity reorganization completed during that year.
Impact of inflation and changing prices
          We do not believe that inflation has had a material effect on our net sales or results of operations. However, price deflation, primarily in consumer electronics has impacted our net sales and results of operations. A significant increase in oil and gasoline prices could adversely affect our customers’ shopping decisions and patterns. We rely heavily on our internal distribution system and our next day delivery policy to satisfy our customers’ needs and desires, and any such significant increases could result in increased distribution charges. Such increases may not affect our competitors in the same manner as it affects us.
Seasonality and quarterly results of operations
          Our business is somewhat seasonal, with a higher portion of sales and operating profit realized during the quarter that ends January 31, due primarily to the holiday selling season. In addition, historically our results of operations and portfolio performance for our first fiscal quarter are stronger than for our second fiscal quarter. Over the four quarters of fiscal 2010, gross margins were 38.1%, 37.7%, 37.4% and 37.9%. During the same period, operating margins were 9.6%, 6.0%, -6.6% and 2.2%. Our quarterly results may fluctuate materially depending on factors such as the following:
•	timing of new product introductions, new store openings and store relocations;
•	sales contributed by new stores;
•	increases or decreases in comparable store sales;
•	adverse weather conditions;
•	shifts in the timing of certain holidays or promotions;
•	one-time charges incurred, such as goodwill impairment and litigation reserves incurred in the third quarter of fiscal 2010; and
•	changes in our merchandise mix.
          Results for any quarter are not necessarily indicative of the results that may be achieved for a full year.
          The following tables set forth certain unaudited quarterly statement of operations information for the eight quarters ended January 31, 2010. The unaudited quarterly information has been prepared on a consistent basis, includes all normal recurring adjustments that management considers necessary for a fair presentation of the information shown and includes the effects of the retrospective application of our change in our method of accounting for our interest in our variable interest entity effective February 1, 2010.

	Fiscal Year 2010

	Quarter Ended
	Apr. 30	Jul. 31	Oct. 31	Jan. 31
	(dollars and shares in thousands, except per share amounts)
Revenues
Product sales	$184,817	$175,389	$148,463	$158,732
Repair service agreement commissions (net)	9,790	8,858	7,320	7,304
Service revenues	5,544	6,052	5,599	4,920

Total net sales	200,151	190,299	161,382	170,956

Finance charges and other	39,700	40,128	36,116	36,853

Total revenues	239,851	230,427	197,498	207,809

Percent of annual revenues	27.4%	26.3%	22.6%	23.7%

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	145,870	140,761	120,963	126,705
Cost of service parts sold, including warehousing and occupancy costs	2,587	2,797	2,672	2,345
Selling, general and administrative expense	62,738	64,979	65,661	62,564
Goodwill impairment	—	—	9,617	—
Provision for bad debts	5,644	8,026	12,651	10,522

Total cost and expenses	216,839	216,563	211,564	202,136

Operating income (loss)	23,012	13,864	(14,066)	5,673

Operating profit (loss) as a % total revenues	9.6%	6.0%	(7.1)%	2.7%

Interest expense	5,004	5,341	5,295	4,931
Other income	(8)	(13)	(33)	(69)

Income (loss) before income taxes	18,016	8,536	(19,328)	811
Provision (benefit) for income taxes	6,660	3,312	(4,955)	(906)

Net income (loss)	$11,356	$5,224	$(14,373)	$1,717

Net income (loss) as a % of revenue	4.7%	2.3%	(7.3)%	0.8%

Outstanding shares:
Basic	22,447	22,454	22,459	22,466
Diluted	22,689	22,660	22,459	22,467

Earnings per share:
Basic	$0.51	$0.23	$(0.64)	$0.08
Diluted	$0.50	$0.23	$(0.64)	$0.08

	Fiscal Year 2009

	Quarter Ended
	Apr. 30	Jul. 31	Oct. 31	Jan. 31
	(dollars and shares in thousands, except per share amounts)
Revenues
Product sales	$179,911	$175,240	$160,253	$228,325
Repair service agreement commissions (net)	9,970	9,911	8,547	11,771
Service revenues	5,192	5,488	5,129	5,312

Total net sales	195,073	190,639	173,929	245,408

Finance charges and other	37,044	38,838	37,863	40,747

Total revenues	232,117	229,477	211,792	286,155

Percent of annual revenues	24.2%	23.9%	22.1%	29.8%

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	139,058	136,787	127,007	177,571
Cost of service parts sold, including warehousing and occupancy costs	2,330	2,264	2,479	2,565
Selling, general and administrative expense	60,436	62,968	62,472	68,296
Provision for bad debts	6,860	6,226	7,193	7,673

Total cost and expenses	208,684	208,245	199,151	256,105

	Fiscal Year 2009
	Quarter Ended
	Apr. 30	Jul. 31	Oct. 31	Jan. 31
	(dollars and shares in thousands, except per share amounts)
Operating income	23,433	21,232	12,641	30,050

Operating profit as a % total revenues	10.1%	9.3%	6.0%	10.5%

Interest expense	5,486	5,130	6,783	6,198
Other (income) expense	(22)	128	(4)	15

Income before income taxes	17,969	15,974	5,862	23,837
Provision for income taxes	6,472	5,918	2,428	8,806

Net income	$11,497	$10,056	$3,434	$15,031

Net income as a % of revenue	5.0%	4.4%	1.6%	5.3%

Outstanding shares:
Basic	22,382	22,407	22,422	22,439
Diluted	22,560	22,620	22,632	22,494

Earnings per share:
Basic	$0.51	$0.45	$0.15	$0.67
Diluted	$0.51	$0.44	$0.15	$0.67
Liquidity and capital resources
          Current activities.
          We require capital to finance our growth as we add new stores and markets to our operations, which in turn requires additional working capital for increased customer receivables and inventory. We have historically financed our operations through a combination of cash flow generated from earnings and external borrowings, including primarily bank debt, extended terms provided by our vendors for inventory purchases, acquisition of inventory under consignment arrangements and transfers of customer receivables to our asset-backed securitization facilities.
          Since we extend credit in connection with a large portion of our retail, repair service agreement and credit insurance sales, we have entered into an asset-based revolving credit facility, obtained a $10 million unsecured bank line of credit and created a securitization program to fund the customer receivables generated by the extension of credit. In order to fund the purchases of eligible customer receivables from us under the securitization program, we have issued medium-term and variable funding notes through our variable interest entity, or VIE, secured by the receivables to third parties to obtain cash for these purchases under the securitization program.
          Asset based lending facility.
          Our $210 million asset-based revolving credit facility provides funding based on a borrowing base calculation that includes accounts customer receivable and inventory and matures in August 2011. Our revolving credit facility bears interest at LIBOR plus a spread ranging from 325 basis points to 375 basis points, based on a fixed charge coverage ratio. In addition to the fixed charge coverage ratio, our revolving credit facility includes a total liabilities to tangible net worth ratio requirement, a minimum customer receivables cash recovery percentage requirement, a net capital expenditures limit and combined portfolio performance covenants. Additionally, our revolving credit facility contains cross-default provisions, such that, any default under another of our credit facilities or our VIE’s securitization facilities would result in a default under our revolving credit facility, and any default under our revolving credit facility would result in a default under those agreements. We expect, based on current facts and circumstances, that we will be in compliance with the above covenants through fiscal 2011.
          At January 31, 2010, we had additional capacity of $34.1 million under our revolving credit facility and $10 million under an unsecured bank line of credit immediately available to us for general corporate purposes. In addition to the $34.1 million currently available under the revolving credit facility, an additional $46.7 million may become available under the borrowing base calculation as we grow the balance of eligible customer receivables retained by us and when there is growth in total eligible inventory balances. Recent credit portfolio performance resulted in a reduction in availability under the revolving credit facility of approximately $6.0 million at January 31, 2010. This amount may become available in the future if customer credit portfolio performance improves, however, a further decline in credit performance could lead to further reductions in availability. The principal payments received on customer receivables, which averaged approximately $35 million per month during the fiscal year ended January 31, 2010, will also be available each month to fund new customer receivables generated. The weighted average interest rate on borrowings outstanding under the revolving credit facility at January 31, 2010 was 3.3%, including the interest expense associated with our interest rate swaps. We expect that our cash requirements for the foreseeable future, including those for our capital expenditure requirements, will be met with our available lines of credit, together with cash generated from operations. While we have no new stores currently under development for fiscal 2011, our long-term plans are to grow our store base by approximately 10% a year, dependent upon future capital availability. We expect we will invest in inventory, real estate and customer receivables to support the additional stores and same store sales growth. Depending on market conditions and our liquidity needs we may, at times, slow or suspend our new store growth plans, enter into sale-leaseback transactions to finance our real estate or seek alternative financing sources for new store expansions and customer receivables growth, including expansion of existing lines of credit, and accessing new debt or equity markets.
     A summary of the significant financial covenants that govern our revolving credit facility compared to our actual compliance status at January 31, 2010, as amended, is presented below. These covenants were amended in February 2010 as discussed below, and the amendment required the covenants to be calculated on a consolidated basis to reflect the impact of inclusion of the securitization program.

Required Minimum/
	Actual	Maximum

Fixed charge coverage ratio must exceed required minimum (1)	1.24 to 1.00	1.10 to 1.00
Total liabilities to tangible net worth ratio must be lower than the required maximum (1)	1.61 to 1.00	2.00 to 1.00
Cash recovery percentage must exceed required minimum (1)	5.00%	4.75%
Capital expenditures, net must be lower than the required maximum	$10.1 million	$22.0 million

(1)	These covenants are also covenants of our existing asset-backed securitization facility.

Note:	All terms in the above table are defined by our revolving credit facility and may or may not agree directly to the financial statement captions in this document. The covenants are calculated on a trailing four quarter basis, except for the Cash recovery percentage, which is calculated on a trailing three month basis.
          As we have done in the past, we will adjust the volume of new customer receivables transferred to the securitization program to allow it to use the proceeds of principal repayments from its customer accounts receivable portfolio to reduce the balance outstanding under its revolving credit facility prior to the commitment reduction date. As of January 31, 2010, the balance under the securitization program’s revolving credit facility was $200.0 million. Events of default under our revolving credit facility include, but are not limited to, subject to grace periods and notice provisions in certain circumstances, non-payment of principal, interest or fees; violation of covenants; material inaccuracy of any representation or warranty; default under or acceleration of certain other indebtedness; bankruptcy and insolvency events; certain judgments and other liabilities; certain environmental claims; and a change of control. If an event of default occurs, the lenders under the credit facility are entitled to take various actions, including accelerating amounts due under the credit facility and requiring that all such amounts be immediately paid in full. Any repayment requirement or acceleration of amounts owed could have a material adverse affect on our business operations. Our obligations under our revolving credit facility are secured by all of our and our subsidiaries’ assets, excluding customer receivables transferred to the securitization program and certain inventory subject to vendor floor plan arrangements.
          Asset-backed securitization facility.
          During the twelve months ended January 31, 2010, our VIE reduced its receivable portfolio by $123.8 million and paid off $96.1 million in outstanding borrowings, while we borrowed $42.6 million to finance a $106.3 million increase in customer receivables on balance sheet. As a result, the combined borrowings of us and our VIE declined $53.5 million.
          Under our asset-backed securitization facility, the VIE is subject to certain affirmative and negative covenants contained in the transaction documents governing the 2002 Series A variable funding note and 2006 Series A bonds, including covenants that restrict, subject to specified exceptions: the incurrence of non-permitted indebtedness and other obligations and the granting of additional liens; mergers, acquisitions, investments and disposition of assets; maintenance of a minimum net worth by the VIE; and the use of proceeds of the program. The VIE also makes representations and warranties relating to compliance with certain laws, payment of taxes, maintenance of its separate legal entity, preservation of its existence, and protection of collateral and financial reporting.
          A summary of the significant financial covenants that govern the 2002 Series A variable funding note compared to actual compliance status at January 31, 2010, is presented below:

		Required
		Minimum/
	As reported	Maximum
VIE interest must exceed required minimum	$93.2 million	$84.8 million
Gross loss rate must be lower than required maximum (a)	6.1%	10.0%
Serviced portfolio gross loss rate must be lower than required maximum (b)	5.2%	10.0%
Net portfolio yield must exceed required minimum (a)	5.8%	2.0%
Serviced portfolio net portfolio yield must exceed required minimum (b)	8.0%	2.0%
Payment rate must exceed required minimum (a)	6.3%	3.0%
Serviced portfolio payment rate must exceed required minimum (a)	5.00%	4.75%
Consolidated net worth must exceed required minimum	$345.4 million	$246.6 million

(a)	Calculated for those customer receivables transferred to our existing securitization program.

(b)	Calculated for the total of customer receivables transferred to our existing securitization program and those retained by us.

Note:	All terms in the above table are defined by our existing securitization program and may or may not agree directly to the financial statement captions in this document.
          The various “same as cash” and deferred interest credit programs we offer are eligible for securitization up to the limits provided for in our securitization agreements. This limit is currently 30.0% of eligible securitized customer receivables. If we exceed this 30.0% limit, we would be required to use some of our other capital resources to carry the unfunded balances of the customer receivables for the promotional period. The percentage of eligible securitized customer receivables represented by promotional customer receivables was 17.3% and 13.0%, as of January 31, 2009, and 2010, respectively. There is no limitation on the amount of “same as cash” or deferred interest program accounts that can be carried as collateral under our revolving credit facility. The percentage of all managed customer receivables represented by promotional customer receivables was 15.3% as of January 31, 2010, as compared to 16.4% at January 31, 2009.
          We expect, based on current facts and circumstances, that we will be in compliance with the above covenants through fiscal 2011. Events of default under the 2002 Series A variable funding note and the 2006 Series A bonds, subject to grace periods and notice provisions in some circumstances, include, among others: failure of the VIE to pay principal, interest or fees; violation by the VIE of any of its covenants or agreements; inaccuracy of any representation or warranty made by the VIE; certain servicer defaults; failure of the trustee to have a valid and perfected first priority security interest in the collateral; default under or acceleration of certain other indebtedness; bankruptcy and insolvency events; failure to maintain certain loss ratios and portfolio yield; change of control provisions and certain other events pertaining to us. The VIE’s obligations under the program are secured by the customer receivables and proceeds.
          As a result of the declines in our profitability beginning in the quarter ended October 31, 2009, due to the slowdown in the economic conditions in our markets, we determined that there was a reasonable likelihood that we would trigger the default provisions of our credit facilities. Based on that expectation, we began working with our revolving credit facility lenders and VIE noteholders to amend the covenants in our revolving credit facility and our securitization facilities. We completed the necessary amendments in March 2010, which resulted in the following changes:

•	Fixed charge coverage ratio requirement for our revolving credit facility and our securitization facilities were reduced to 1.1 to 1.0 for the twelve month periods ended January 31, 2010, and April 30, 2010, before returning to a requirement of 1.3 to 1.0 beginning with the quarter ending July 31, 2010,

•	The leverage ratio for our revolving credit facility and our securitization facilities was replaced with a maximum total liabilities to tangible net worth requirement, beginning as of January 31, 2010 with a required maximum of 2.00 to 1.00 at January 31, 2010, declining to 1.75 to 1.00 as of July 31, 2010 and then to 1.50 to 1.00 as of April 30, 2011 and each fiscal quarter thereafter,

•	The interest rate on our revolving credit facility increased by 100 basis points to LIBOR plus a spread ranging from 325 basis points to 375 basis points,

•	We will be required to pay a fee, as servicer of the customer receivables transferred to the securitization program, equal to the following rates multiplied times the total available borrowing commitment under the securitization program’s revolving credit facility on the dates shown:
o	50 basis points on May 1, 2010,

o	100 basis points on August 1, 2010,

o	110 basis points on November 1, 2010,

o	115 basis points on February 1, 2011,

o	115 basis point on May 1, 2011, and

o	123 basis points on August 1, 2011,
•	The total available commitments under the securitization program’s revolving credit facility will be reduced from the current level of $200 million to $170 million in April 2010 and then to $130 million in April 2011,

•	We will use the proceeds from any capital raising activity to further reduce the commitments and debt outstanding under the securitization program’s debt facilities,

•	The maturity date on the securitization program’s variable funding note was reduced from September 2012 to August 2011, and

•	We may be required to complete certain additional tasks as servicer of the customer receivables transferred to the securitization program, so long as commitments remain outstanding under the securitization program’s revolving credit facility.
          There are two series of notes and bonds outstanding under our securitization program. The 2002 Series A program functions as a revolving credit facility to fund the transfer of eligible customer receivables. When the facility approaches a predetermined amount, the VIE is required to seek financing to pay down the outstanding balance in the 2002 Series A variable funding note. The amount paid down on the facility then becomes available to fund the transfer of new customer receivables or to meet required principal payments on other series as they become due. The new financing could be in the form of additional notes, bonds or other instruments as the market and transaction documents might allow. Given the current state of the financial markets, especially with respect to asset-backed securitization financing, we have been unable to issue medium-term notes or increase the availability under the existing variable funding note program. The 2002 Series A program is renewable annually, at our option, until August 2011 and bears interest at commercial paper rates plus a spread of 250 basis points. The total commitment under the 2002 Series A program was reduced from $200 million to $170 million in April 2010. Additionally, in connection with recent amendments to the 2002 Series A facility, we agreed to reduce the total available commitment to $130 million in April 2011. The weighted average interest on the variable funding note during the month of January 2010 was 2.8%. The 2006 Series A program, which was consummated in August 2006, is non-amortizing for the first four years and officially matures in April 2017. However, it is expected that the scheduled $7.5 million principal payments, which begin in September 2010, will retire the bonds prior to that date. Private institutional investors, primarily insurance companies, purchased the 2006 Series A bonds at a weighted fixed rate of 5.75%. The securitization borrowing agreements contain certain covenants requiring the maintenance of various financial ratios and customer receivables performance standards. If the three-month average net portfolio yield, as defined by agreements, falls below 5.0%, then the VIE may be required to fund additions to the cash reserves in the restricted cash accounts. The three-month average net portfolio yield was 5.8% at January 31, 2010. The investors and the securitization trustee have no recourse to our other assets for failure of our or the VIE’s individual customers to pay when due. If the VIE is unable to repay the 2002 Series A note and 2006

Series A bonds due to its inability to collect the transferred customer accounts, the VIE could not pay the subordinated notes it has issued to us in partial payment for transferred customer accounts, and the 2006 Series A bond holders could claim the balance in its $6.0 million restricted cash account. We are responsible under a $20.0 million letter of credit that secures the performance of our obligations or services under the servicing agreement as it relates to the transferred assets that are part of the asset-backed securitization facility.
Securitization Facilities
We finance a portion of our customer receivables through asset-backed securitization facilities
          We continue to service the transferred accounts for the VIE, and we receive a monthly servicing fee, so long as we act as servicer, in an amount equal to .25% multiplied by the average aggregate principal amount of customer receivables serviced, including the amount of average aggregate defaulted customer receivables. The VIE records revenues equal to the interest charged to the customer on the receivables less losses, the cost of funds, the program administration fees paid in connection with either the 2002 Series A or 2006 Series A bond holders, the servicing fee and additional earnings to the extent they are available.
          We will continue to finance our operations and future growth through a combination of cash flow generated from operations and external borrowings, including primarily bank debt, extended vendor terms for purchases of inventory, acquisition of inventory under consignment arrangements, and the asset-backed securitization facilities. Based on our current operating plans, we believe that cash generated from operations, available borrowings under our revolving credit facility and unsecured credit line, extended vendor terms for purchases of inventory, acquisition of inventory under consignment arrangements and cash flows from the asset-backed securitization program will be sufficient to fund our operations for at least twelve months, subject to continued compliance with the covenants in the credit facilities. If there is a default under any of the facilities that is not waived by the various lenders, it could result in the requirement to immediately begin repayment of all amounts owed under our credit facilities, as all of the facilities have cross-default provisions that would result in default under all of the facilities if there is a default under any one of the facilities. If the repayment of amounts owed under our credit facilities is accelerated, we may not have sufficient cash and liquid assets at such time to be able to immediately repay all the amounts owed under the facilities.
          Both the revolving credit facility and the asset-backed securitization program are significant factors relative to our ongoing liquidity and our ability to meet the cash needs associated with the growth of our business. Our inability to use either of these programs because of a failure to comply with their covenants would adversely affect our business operations. Funding of current and future customer receivables under the borrowing facilities can be adversely affected if we exceed certain predetermined levels of re-aged customer receivables, size of the secondary portfolio, the amount of promotional customer receivables, write-offs, bankruptcies or other ineligible customer receivable amounts.

          There are several factors that could decrease cash availability, including:
•	reduced demand or margins for our products;

•	more stringent vendor terms on our inventory purchases;

•	loss of ability to acquire inventory on consignment;

•	increases in product cost that we may not be able to pass on to our customers;

•	reductions in product pricing due to competitor promotional activities;

•	changes in inventory requirements based on longer delivery times of the manufacturers or other requirements which would negatively impact our delivery and distribution capabilities;

•	an acceleration of the growth of the credit portfolio;

•	increases in the retained portion of our customer receivables portfolio under our current asset-backed securitization program as a result of changes in performance or types of receivables transferred (promotional versus non-promotional and primary versus secondary portfolio), or as a result of a change in the mix of funding sources available under the asset-backed securitization program, requiring higher collateral levels, or limitations on our ability to obtain financing through commercial paper-based funding sources;

•	reduced availability under our revolving credit facility as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;

•	reduced availability under our revolving credit facility or asset-backed securitization facilities as a result of non-compliance with the covenant requirements;

•	reduced availability under our revolving credit facility or asset-backed securitization facilities as a result of the inability of any of the financial institutions providing those facilities to fund their commitment,

•	reductions in the capacity or inability to expand the capacity available for financing our customer receivables portfolio under existing or replacement asset-backed securitization programs or a requirement that we retain a higher percentage of the credit portfolio under such programs;

•	increases in borrowing costs (interest and administrative fees relative to our customer receivables portfolio associated with the funding of our customer receivables);

•	increases in personnel costs or other costs for us to stay competitive in our markets; and

•	inability to renew or replace all or a portion of our current credit facilities at their annual maturity dates (our asset-based revolving credit facility and the revolving facility of our securitization program mature in August 2011, and the medium term notes issued under the securitization program begin repayment in September 2010 and we expect them to be fully repaid by April 2012).
          We are discussing various options to renew or replace our existing credit facilities, including exploring opportunities to raise capital in the various debt and equity capital markets. If we are unable to renew or replace our existing credit facilities we could be required to further reduce the size of the customer credit portfolio in order to repay the amounts outstanding under our credit facilities. In order to reduce the size of the credit portfolio we would be required to reduce, or possibly cease, originating new customer receivables until the amounts due under our credit facilities are repaid. If necessary, in addition to available cash balances, cash flow from operations and borrowing capacity under our revolving facilities, additional cash to fund our operations and customer receivables balances could be obtained by:
•	reducing capital expenditures for updates of existing stores or new store openings;

•	taking advantage of longer payment terms and financing available for inventory purchases;

•	utilizing third-party sources to provide financing to our customers;

•	reducing the size of our customer credit portfolio;

•	reducing operating costs;

•	negotiating to expand the capacity available under existing credit facilities; and

•	accessing new debt or equity markets.
          We can provide no assurance that we will be able to obtain these sources of funding on favorable terms, if at all.
          Capital expenditures.
          We lease 72 of our 76 stores, and our plans for future store locations include primarily leases, but do not exclude store ownership. Our capital expenditures for future new store projects should primarily be for our tenant improvements to the property leased (including any new distribution centers and warehouses), the cost of which is approximately $1.4 million per store, and for our existing store remodels, in the range of $250,000 per store remodel, depending on store size. In the event we purchase existing properties, our capital expenditures will depend on the particular property and whether it is improved when purchased. We are continuously reviewing new relationship and funding sources and alternatives for new stores, which may include “sale-leaseback” or direct “purchase-lease” programs, as well as other funding sources for our purchase and construction of those projects. If we are successful in these relationship developments, our direct cash needs should include only our capital expenditures for tenant improvements to leased properties and our remodel programs for existing stores, but could include full ownership if it meets our cash investment strategy. As a result of the recent volatility in the capital markets, we modified our store opening plans and currently have no new store openings planned. We have historically grown our new store count by about 10% per year and in the future expect to return to this modest, controlled pace based on capital availability.
          Cash flow.
          Operating activities.
          During the year ended January 31, 2010, net operating cash flows increased to $64.2 million provided by operating activities, from $20.5 million used in operating activities in the twelve months ended January 31, 2009. Operating cash flows for the year ended January 31, 2010 were impacted primarily by decreased used of cash flow for customer receivables and a reduction in inventories in light of reduced product sales. Operating cash flows were also increased by a drop in Other accounts receivable, as amounts due from our vendors fell in the year ended January 31, 2010, as our vendors did not use sales incentive programs to the extent they did in fourth quarter of the prior year. These increases were partially offset by a decrease in accounts payable balances, due largely to the reduction of inventory. There was also the impact of the decrease in taxes payable due to the reduction in our taxable income in the year ended January 31, 2010 and the overpayment of estimated taxes leading to the recoverable income taxes balance at year end.
          During the year ended January 31, 2009, net cash used in operating activities decreased to $20.5 million, from $39.4 million used in operating activities in the twelve months ended January 31, 2008. Operating cash flows for the current period were impacted primarily by the increased retention of customer accounts receivable and increased inventories to support newly opened stores, partially offset by an increase in accounts payable balances, due to the timing of inventory purchases and taking advantage of payment terms available from our vendors.

          Investing activities.
          Net cash used in investing activities decreased by $3.2 million, from $13.3 million used in the fiscal 2009 period to $10.1 million used in the fiscal 2010 period. The net decrease in cash used in investing activities resulted primarily from a decline in purchases of property and equipment compared to the prior fiscal year, as we opened fewer new stores in the fiscal 2010 period.
          Net cash used in investing activities increased by $7.3 million, from $6.0 million used in the fiscal 2008 period to $13.3 million used in the fiscal 2009 period. The net increase in cash used in investing activities resulted primarily from a decline in proceeds from sales of property and equipment as compared to the same period in the prior fiscal year. The cash expended for property and equipment was used primarily for construction of new stores and the reformatting of existing stores to better support our current product mix.
          Financing activities.
          Net cash from financing activities decreased by $88.5 million from $34.7 million provided during the year ended January 31, 2009, to $53.8 million used during the year ended January 31, 2010, as we decreased the amount of net borrowings after repayments under our revolving credit facility to fund the customer receivables generated and retained on our consolidated balance sheet.
          Net cash from financing activities increased by $34.9 million from $0.2 million used during the year ended January 31, 2008, to $34.7 million provided during the year ended January 31, 2009, as we terminated our stock repurchase program in the period ended January 31, 2009 and increased borrowings under our revolving credit facility to fund the new customer receivables generated and retained on our consolidated balance sheet.
          Certain transactions.
          Since 1996, we have leased a retail store location of approximately 19,150 square feet in Houston, Texas from Mr. Thomas J. Frank, Sr. Mr. Frank served as our Chairman of the Board and Chief Executive Officer until June, 2009 and is the father of our Chief Executive Officer. The lease provides for base monthly rental payments of $17,235 plus escrows for taxes, insurance and common area maintenance expenses of increasing monthly amounts based on expenditures by the management company operating the shopping center of which this store is a part through January 31, 2011. We also have an option to renew the lease for two additional five-year terms. Mr. Frank received total payments under this lease of $206,820 in fiscal 2008, 2009 and 2010, respectively. Based on market lease rates for comparable retail space in the area, we believe that the terms of this lease are no less favorable to us than we could have obtained in an arms’ length transaction at the date of the lease commencement.
          We engage the services of Direct Marketing Solutions, Inc., or DMS, for a substantial portion of our direct mail advertising. Direct Marketing Solutions, Inc. is partially owned (less than 50%) by SF Holding Corp., members of the Stephens family, Jon E. M. Jacoby, and Douglas H. Martin. SF Holding Corp. and the members of the Stephens family are significant shareholders of ours, and Messrs. Jacoby and Martin are members of our Board of Directors. The fees we paid to DMS during fiscal years ended 2008, 2009 and 2010 amounted to approximately $2.5 million, $4.0 million and $2.4 million, respectively.
          Contractual obligations.
          The following table presents a summary of our known contractual obligations as of January 31, 2010, with respect to the specified categories, classified by payments due per period.

		Payments due by period
		Less Than	1-3	3-5	More Than 5
	Total	1 Year	Years	Years	Years
	(in thousands)
Long term debt:
Revolving credit facility (1)	$105,904	$155	$105,749	$—	$—
Fixed rate notes of VIE (2)	162,755	45,884	116,871	—	—
Variable rate notes of VIE (3)	196,400	26,400	170,000	—	—
Operating leases:
Real estate	153,394	22,008	41,469	34,724	55,193
Equipment	4,236	1,630	1,766	385	455
Capital leases

		Payments due by period
		Less Than	1-3	3-5	More Than 5
	Total	1 Year	Years	Years	Years
	(in thousands)
Purchase obligations(4)	2,501	2,248	253	—	—

Total contractual cash obligations	$625,190	$98,325	$436,108	$35,109	$55,648

(1)	If the outstanding balance as of January 31, 2010 and the interest rate in effect at that time were to remain the same over the remaining life of the facility, interest expense on the facility would be approximately $3.1 million and $1.6 million for the fiscal years ended January 31, 2011 and 2012, respectively.

(2)	Includes interest payments due on the notes.

(3)	The $200 million 2002 Series A variable funding note is renewable at our option until August 2011. If the outstanding balance as of January 31, 2010 and the interest rate in effect at that time were to remain the same over the remaining lives of the notes, interest expense on the notes would be approximately $5.6 million and $2.8 million for the fiscal years ended January 31, 2011 and 2012, respectively.

(4)	Includes contracts for long-term communication services. Does not include outstanding purchase orders for merchandise, services or supplies which are ordered in the normal course of operations and which generally are received and recorded within 30 days.